Exhibit 10.2
Atlassian Corporation plc
Amended and Restated Executive Severance Plan
1.Purpose. Atlassian Corporation plc (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Therefore, the Board has determined that the Atlassian Corporation plc Amended and Restated Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.
2.Definitions. The following terms shall be defined as set forth below:
(a)“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)“Administrator” means the Board or a committee thereof.
(c)“Base Salary” shall mean the higher of (i) the annual base salary in effect immediately prior to the Date of Termination or (ii) the annual base salary in effect for the year immediately prior to the year in which the Date of Termination occurs.
(d)“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:
(i)conduct by the Covered Executive constituting a material act of misconduct in connection with the performance of such Covered Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
(ii)the commission by the Covered Executive of (A) any felony, (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or (C) any conduct by the Covered Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if such Covered Executive were retained in their position;
(iii)continued non-performance by the Covered Executive of their duties hereunder (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability) which has continued for thirty (30) days following written notice of such non-performance from the Company;
(iv)a breach by the Covered Executive of any of the provisions contained in Section 8 of this Plan;
(v)a material violation by the Covered Executive of the Company’s written employment policies; or
(vi)failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(e)“Change in Control” shall mean a Sale Event, as defined in the Atlassian Corporation plc 2015 Share Incentive Plan, as amended from time to time.
(f)“Change in Control Period” shall mean the period beginning on the date three (3) months prior to a Change in Control and ending on the date twelve (12) months following the Change in Control.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)“Covered Executives” shall mean the employees designated by the Administrator in its sole discretion as the M9 Executives and M8 Executives, and, in each case, who meet the eligibility requirements set forth in Section 4 of the Plan.
(i)“Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:
(i)a material diminution in the Covered Executive’s responsibilities, authority or duties; or
(ii)a material reduction in the Covered Executive’s base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or
(iii)the relocation of the Company offices at which the Covered Executive is principally employed to a location more than 50 miles from such offices.
For purposes of Section 2(i)(i), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.

(j)“Good Reason Process” shall mean:
(i)the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;
(ii)the Covered Executive notifies the Company in writing of the occurrence of the Good Reason condition within thirty (30) days of the occurrence of such condition;
(iii)the Covered Executive cooperates in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to remedy the condition;
(iv)notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and
(v)the Covered Executive terminates their employment within thirty (30) days after the end of the Cure Period.
If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(k)“M8 Executives” shall mean the Company’s M8 level employees as designated by the Administrator.
(l)“M9 Executives” shall mean the Company’s M9 level employees as designated by the Administrator.
(m)“Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.
(n)“Terminating Event” shall mean any of the following events: (i) termination by the Company of the employment of the Covered Executive for any reason other than for Cause, death or disability; or (ii) the termination by the Covered Executive of their employment with the Company for Good Reason. Notwithstanding the foregoing, a Terminating Event shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company.
3.Administration of the Plan.
(a)Administrator. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i)construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including, but not limited to, determination of which individuals are Covered Executives, which Covered Executives are M9 Executives and which Covered Executives are M8 Executives, the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;
(ii)adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;
(iii)make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(iv)decide all disputes arising in connection with the Plan; and
(v)otherwise supervise the administration of the Plan.
(c)All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.
4.Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan. Notwithstanding the foregoing, the Administrator may determine at any time that a Covered Executive should be designated to participate in the Plan at a different tier (e.g., a change from a M8 Executive to a M9 Executive, or vice versa, etc.) as a result of a material change in such Covered Executive’s role. Similarly, the Administrator may determine at any time that a Covered Executive should no longer be designated as such as a result of a material change in such Covered Executive’s role, and such individual shall cease to be eligible to participate in the Plan.
5.Termination Not in Connection with a Change in Control. In the event a Terminating Event occurs at any time other than during the Change in Control Period, with respect to such Covered Executive, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements and accrued but unused leave entitlement, if applicable, within the time required by law but in no event more than thirty (30) days after the Date of Termination. In addition, subject to the execution of a separation agreement containing, among other provisions, an effective general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Release”) by the Covered Executive and the expiration of any revocation period with respect to such Release within thirty (30) days of the Date of Termination, the Company shall:

(a)pay the Covered Executive a cash amount equal to nine (9) months of the Covered Executive’s Base Salary for M9 Executives and six (6) months of the Covered Executive’s Base Salary for M8 Executives; and
(b)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a monthly cash payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company, based on the premiums as of the Date of Termination, for (i) six (6) months or (ii) the Covered Executive’s applicable COBRA health continuation period, whichever ends earlier.
The amounts payable under Section 5(a) and (b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months for M9 Executives under Section 5(a) and six (6) months for M9 Executives under Section 5(b) and for M8 Executives, in each case commencing within thirty (30) days after the Date of Termination; provided, however, that if the 30-day period begins in one (1) calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 30-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
6.Termination in Connection with a Change in Control. In the event the Terminating Event occurs on or within the Change in Control Period, then the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements and accrued but unused leave entitlement, if applicable, within the time required by law but in no event more than thirty (30) days after the Date of Termination. In addition, subject to the execution of a Release by the Covered Executive and the expiration of any revocation period with respect to such Release within thirty (30) days of the Date of Termination, the Company shall:
(a)if Company equity awards are being assumed or substituted by the successor entity in the Change in Control, cause 100% of the outstanding and unvested equity awards held by the Covered Executive to immediately become fully exercisable and vested as of the date of the Covered Executive’s Date of Termination or Change in Control (if later); provided, that the performance conditions applicable to the applicable percentage of any share-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the award agreement. Notwithstanding the foregoing, if the outstanding equity awards of the Company held by the Covered Executive are not being assumed, continued or substituted by the successor entity in connection with the Change in Control, then all such equity awards held by the Covered Executive shall become fully vested and exercisable immediately prior to the consummation of the Change in Control; provided, that the performance conditions applicable to any share-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the award agreement;

(b)pay the Covered Executive a cash amount equal to (i) twelve (12) months of the Covered Executive’s Base Salary and (ii) 100% of the Covered Executive’s annual target bonus in effect immediately prior to the Date of Termination (or the Covered Executive’s target bonus in effect immediately prior to the Change in Control, if higher); and
(c)pay a pro-rated portion of the Covered Executive’s annual target bonus in effect immediately prior to the Date of Termination, with such pro-ration determined based on the number of days elapsed in the calendar year through the Date of Termination relative to the total number of days in the calendar year of termination; and
(d)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a lump sum cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company, based on the premiums as of the Date of Termination, for (i) twelve (12) months or (ii) the Covered Executive’s applicable COBRA health continuation period, whichever ends earlier.
The amounts payable under Section 6(b), (c) and (d), as applicable, shall be paid out in a lump sum within thirty (30) days after the Date of Termination or Change in Control (if later); provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of the 30-day period. For the avoidance of doubt, the severance pay and benefits provided in this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 and no Covered Executive shall be entitled to the severance pay and benefits under both Section 5 and 6 hereof.
7.Additional Limitation.
(a)Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits;

provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Section 7, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.
8.Confidential Information, Nonsolicitation, Ownership of Inventions and Cooperation.
(a)Confidentiality. The Covered Executive understands and agrees that the Covered Executive’s employment creates a relationship of confidence and trust between the Covered Executive and the Company with respect to all Confidential Information (as defined below). At all times, both during the Covered Executive’s employment with the Company and after their termination, the Covered Executive will hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform their obligations to the Company, and not disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that Covered Executive obtains, accesses or creates during the term of such Covered Executive’s employment, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of the Covered Executive or of others who were under confidentiality obligations as to the item or items involved. The Covered Executive will not make copies of such Confidential Information except as authorized by the Company. Further, during such Covered Executive’s employment with the Company, and at any time following the termination of such employment for any reason, whether with or without cause, the Covered Executive shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services. For the avoidance of doubt, nothing in the Plan shall be interpreted or applied to prohibit the a Covered Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the

Covered Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.
(b)Confidential Information. As used in this Plan, “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom the Covered Executive called or with whom the Covered Executive became acquainted during such Covered Executive’s employment with the Company), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to the Covered Executive by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation. “Company Inventions” means any and all Inventions (as defined below) that the Covered Executive may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of such Covered Executive’s employment with the Company. “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable, including, but not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. Company Inventions do not include any Invention which qualifies fully for exclusion under the provisions of applicable state law. If any such exclusion under applicable state law does not apply, then Company Inventions will not include any Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Covered Executive’s own time, unless (i) the Invention relates (A) to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by the Covered Executive for the Company.
(c)Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Covered Executive by the Company or are produced by the Covered Executive in connection with the Covered Executive’s employment will be and remain the sole property of the Company. The Covered Executive will return to the Company all such materials and property as and when requested by the Company. In any event, immediately upon termination of the Covered Executive’s employment for any reason, the Covered Executive will return all such materials and property to the Company and will deliver to the Company (and will not keep in such Covered Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by the Covered Executive pursuant to such Covered Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns. The Covered Executive will not retain with the Covered Executive any such material or property or any copies thereof after such termination.
(d)Nonsolicitation. Until one (1) year after the termination of the Covered Executive’s employment, the Covered Executive will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason (except for the bona fide firing of Company personnel within the scope of such Covered Executive’s employment).
(e)Ownership of Inventions and Other Rights.
(i)Use or Incorporation of Inventions. If in the course of the Covered Executive’s employment with the Company, the Covered Executive uses or incorporates into a product, process or machine any Invention not covered by Section 8(e)(ii) below in which the Covered Executive has an interest, the Covered Executive will promptly so inform the Company. Whether or not the Covered Executive gives such notice, the Covered Executive irrevocably grants to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual properties without restriction of any kind.
(ii)Assignment of Company Inventions. The Covered Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all such Covered Executive’s right, title and interest throughout the world in and to any and all Company Inventions. All Company Inventions that are made by the Covered Executive (solely or jointly with others) within the scope of and during the period of such Covered Executive’s employment with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by such Covered Executive’s salary. The Covered Executive waives and irrevocably quitclaims to the Company, or its designee, any and all claims, of any nature whatsoever, that the Covered Executive now has or may hereafter have for infringement of any and all Company Inventions.
(iii)Maintenance of Records. The Covered Executive will keep and maintain adequate and current written records of all Company Inventions made by the Covered Executive (solely or jointly with others) during the term of such Covered Executive’s employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. The Covered Executive will not remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. The Covered Executive will deliver all such records (including any copies thereof) to the Company at the time of termination of such Covered Executive’s employment with the Company.
(iv)Patent and Copyright Rights. The Covered Executive will assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Covered Executive’s obligation to execute or cause to be executed, when it is in such Covered Executive’s power to do so, any such instrument or papers shall continue during and at all times after the end of such Covered Executive’s employment with the Company and until the expiration of the last such intellectual property right to expire in any country of the world. The Covered Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as such Covered Executive’s agent and attorney-in-fact, to act for and in such Covered Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by the Covered Executive’s subsequent incapacity.
(v)Use of Likeness. Notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, the Company (and its assigns, licensees, successors in interest and legal representatives) may and is irrevocably authorized to (and to allow others to) use, reproduce, disseminate and publish the Covered Executive’s name, likeness, image, picture, photograph, voice and other personal characteristics in all forms and in all media in connection with promotion of its business, products and services, and the Covered Executive waives any right to the same or any right to inspect or approve the intermediary or finished version(s) of the results. To the extent any of the foregoing is ineffective under applicable law, the Covered Executive will provide any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and will confirm any such ratifications and consents from time to time as requested by the Company.
(f)Litigation and Regulatory Cooperation. During and after the Covered Executive’s employment, the Covered Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Covered Executive was employed by the Company. The Covered Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Covered Executive’s employment, the Covered Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Covered Executive was employed by the Company. The Company shall reimburse the Covered Executive for any reasonable outofpocket expenses incurred in connection with the Covered Executive’s performance of obligations pursuant to this Section 8(f).
(g)Injunction. The Covered Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Covered Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Covered Executive agrees that if the Covered Executive breaches, or proposes to breach, any portion of this Plan, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
9.Withholding. All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
10.Section 409A.
(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.
(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.
(c)The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
11.Notice and Date of Termination.
(a)Notice of Termination. After the occurrence of a Terminating Event, such event shall be communicated by written Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 11. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination.
(b)Date of Termination. “Date of Termination,” with respect to any purported termination of a Covered Executive’s employment, shall mean the date specified in the Notice of Termination.
(c)Notice to the Company. Covered Executive will send all communications to the Company relating to this Plan, in writing, addressed as follows, subject to change when notified by the Company:
Atlassian Corporation plc
Attention: General Counsel
350 Bush Street, Floor 13
San Francisco, California 94104

(d)Notice to the Executive. Company will send all communications to the Covered Executive, relating to this Plan, in writing, addressed to the Covered Executive at the last address the Covered Executive has filed in writing with the Company.
12.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.
13.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due to the Covered Executive under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to such Covered Executive’s death (or to such Covered Executive’s estate, if the Covered Executive fails to make such designation).

14.Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.Notices. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at their main office, attention of the Board of Directors.
17.Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder will supersede and replace any severance benefit plan, policy pr practice previously maintained by the Company or any of its affiliates that may have been applicable to the Covered Executive and any severance benefits under any individually negotiated employment agreement or offer letter agreement between the Covered Executive and the Company or any of its affiliates, as may be amended from time to time. Nothing in this Plan shall be construed to otherwise limit the rights of the Covered Executives under the Company’s other benefit plans, programs or policies.
18.No Contract of Employment. Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.
19.Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.
20.Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of California.
21.Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Executive Severance Plan Adopted: As of November 4, 2015
Amended and Restated Executive Severance Plan Adopted: September 16, 2020